Exhibit 10.1

AMENDMENT #5

TO EXCLUSIVE LICENSE AGREEMENT #2

THIS AMENDMENT #5 TO EXCLUSIVE LICENSE AGREEMENT #2 (the "Amendment #5") is entered into as of April 2, 2019 ("Amendment Effective Date"), by and between Reva Medical Inc. ("Licensee") and Rutgers, The State University of New Jersey ("Rutgers").

WHEREAS, Licensee and Rutgers have entered into an exclusive license agreement effective July 1, 2010, and have amended it with an amendment #1 effective March 25, 2013, an amendment #2 effective August 26, 2014, an amendment #3 effective September 12, 2016, and an amendment #4 effective July 30, 2018 (collectively the "License"); and

WHEREAS, the parties wish to further amend certain provisions of the License as set forth in this Amendment #5.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the License.

NOW, THEREFORE, in consideration for the mutual premises made herein, the parties hereby agree as follows:

1.

Licensee may terminate the Sponsored Research Agreement at any time, upon five (5) days prior written notice and the sole liability of Licensee in respect of such termination shall be the obligation to pay to Rutgers any amounts owing through the date of termination.

2.	Section 1.2 of the License is hereby deleted in its entirety and replaced with the following:

“"Change of Control" means any of the following:

(a)

the sale (including a sale effected through Section 363 of the U.S. Bankruptcy Code, as amended), lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Licensee or any subsidiary of the Licensee of all or substantially all of the assets or intellectual property of the Licensee and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Licensee if substantially all of the assets of the Licensee and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Licensee;

(b)	a transaction or series of related transactions in which in excess of 50%, by voting power, of the Licensee’s capital securities is transferred;

(c)

a merger or consolidation in which (i) the Licensee is a constituent party or (ii) a subsidiary of the Licensee is a constituent party and the Licensee issues shares of its capital stock pursuant to such merger or consolidation; provided, however, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Licensee’s organization or to create a holding company that will be owned in substantially the same proportions by the persons who held the Licensee’s securities immediately prior to such transaction;

(d)

involuntary proceedings shall have been commenced against the Licensee (i) under federal bankruptcy law or under any applicable federal or state bankruptcy, insolvency, or similar law, which seek the general adjustment of the Licensee’s debts, (ii) seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Licensee or for any material part of the Licensee’s property, or (iii) seeking an order winding up or liquidating the assets of the Licensee, which are initiated and continue for a period of thirty (30) days;

(e)

(i) a voluntary proceeding shall have been commenced under federal bankruptcy law, or any other applicable federal or state bankruptcy, insolvency, or other similar law, (ii) the consent by the Licensee to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Licensee or for any material part of the Licensee’s property, (iii) the Licensee making any assignment for the benefit of creditors, or (iv) the taking of any formal action by the Licensee in furtherance of any of the foregoing; or

(f)	there occurs a liquidation, dissolution or winding up of the Licensee.”
3.

Section 4.6 of the License, as previously amended, is hereby deleted in its entirety and replaced with the following: At the closing of the first Change of Control, which shall include for purposes hereof, any sale of Licensee’s assets to one or more parties in a sale pursuant to Section 363 of the U.S. Bankruptcy Code, as amended, Licensee, or its successors, shall pay Rutgers, via wire transfer a one-time fee in U.S. Dollars equal to, (i) Four Percent (4%) of the total purchase price of the Change of Control transaction. plus (ii) an additional Four Percent (4%) of the Remaining Purchase Price (collectively, "CHOC Fee"). The CHOC Fee will not exceed Ten Million Dollars ($10,000,000). For the purpose of this section, "Remaining Purchase Price" is defined as the total purchase price of the Change of Control deal above received by Licensee and/or its shareholders in excess of Licensee’s actual debt repayment to its creditors at the time of the closing of the Change of Control deal or thereafter but not any other expenses (including transaction fees). The following example is hereby offered to illustrate the intent of this section. If Licensee closes a Change of Control deal for a total purchase price of $100,000,000 at closing, and repays its debt holders an amount of $85,000,000, then the CHOC Fee due to Rutgers will be $4,000,000 (4%*$100,000,000) plus $440,000 (4% * 11,000,000 (100,000,000 – 4,000,000 –

85,000,000)) for a total fee of $4,440,000. In the event the provisions of Section 4.6 are found to be inapplicable, invalid or unenforceable the Licensee shall remain liable for any amounts due and owing Licensor, and Licensee shall satisfy any such amounts prior to the transfer or sale of the Exclusive License Agreement #2.

4.

Section 19.1 of the License is hereby deleted in its entirety and replaced with the following:  Neither this Agreement nor any right or obligation hereunder is assignable in whole or part by any party without the prior written consent of the other party, not to be unreasonably withheld; provided that, notwithstanding anything to the contrary herein, Rutgers consents to Licensee assuming, or assuming and assigning to one or more parties, this License in any case or cases filed under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) under section 365 of the Bankruptcy Code contingent upon Rutgers receiving a payment equal to $93,000 to reimburse Rutgers for patent filing and maintenance costs, in addition to any amounts set forth in Section 3 above.  This Agreement shall inure to the benefit of each of the party’s successors and assignees, provided that such successors or assignees assume the party’s obligations under this Agreement.

5.	Except as expressly set forth above, the License shall remain unmodified and in full force and effect.
6.	If there is a conflict between the Amendment #5 and any provisions of the License, the terms and conditions of the Amendment #5 shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment #5 as of the date and year set forth above.

Rutgers, The State University of New Jersey	REVA Medical Inc.
/s/ Tatiana Litvin-Vechnyak on behalf of	/s/ Leigh Elkolli
By: S. David Kimball, Ph.D.	By: Leigh Elkolli
VP, Innovation & Research Commercialization	Chief Financial Officer